NEWS RELEASE
COVISINT

Corporate Headquarters
One Campus Martius • Detroit, Michigan 48226
(313) 227-7300
For Immediate Release
January 16, 2014

Covisint Names Three New, Independent Members to Its Board of Directors

•	Dave Hansen, President and CEO of Data Protection Company Safenet

•	Sam Inman III, Former President and CEO of Comarco Wireless Technologies

•	Philip Lay, Co-founder of High-tech Growth Firm TCG Advisors
DETROIT--January 16, 2014--Covisint Corporation (Nasdaq: COVS), today introduced three new, independent members to its Board of Directors. Dave Hansen, Sam Inman III and Philip Lay have accepted roles on Covisint’s Board, effective January 10.
Hansen has broad experience leading innovative, global IT software and security initiatives for large, multinational corporations. He is currently President and CEO of SafeNet, a Maryland-based global provider of high-value data protection for more than 25,000 customers in 100 countries. Previous to that, he was a General Manager at BMC Software following the company’s 2012 acquisition of Numara Software. At Numara, Hansen’s CEO responsibilities included the development of the company’s global cloud strategy while also overseeing initiatives that expanded several of the company’s core products.
Inman has an extensive career in technology leadership roles, supplemented by strong strategic growth and board experiences. From 2008 to 2011, he was President and CEO of Comarco Wireless Technologies, a California-based, provider of innovative mobile power and test solutions. At Comarco, he drove revenue from $6 million to $32 million in three years. Previous to Comarco, Inman was Executive Chairman of Think Outside; Co-CEO and Chairman for Viking Components, Inc.; CEO and President of Centura Software Corporation; President and COO of Ingram Micro and President of IBM PC Company, Americas.
Lay has an extensive career as a trusted advisor to technology leadership teams, with a particular focus on achieving market differentiation and sustainable growth. He is currently a Strategy Advisor and Visiting Professor at IESE Business School. Previously, Lay was Managing Director and Co-Founder of both TCG Advisors LLC, a growth strategy and business transformation consultancy, and its sister company The Chasm Group LLC. Lay also spent many years in leadership and sales roles with TGR Eletronica, where he was co-founder and CEO, and IBM UK.
“Dave, Sam and Philip bring three highly respected minds in technology to Covisint’s Board,” said David McGuffie, Covisint President and CEO. “Their global experiences in creating and guiding winning strategies for cloud and other technology companies will significantly contribute to Covisint’s execution as we enter the next phase of our growth as a public company.”
In addition to Hansen, Inman and Lay, Covisint’s Board consists of Compuware CEO and President Robert Paul (Chairman), Covisint CEO and President David McGuffie, General Partner of Updata Partners, Bernard Goldsmith, and Advisory Director of General Atlantic LLC, William Grabe.
Covisint
Covisint provides the leading cloud engagement platform for creating and enabling new mission-critical external business processes.  Our solutions enable organizations to connect, engage, and collaborate with the critical external audiences that define their success -- including customers, business partners, and suppliers. Covisint allows its clients to establish a secure, reliable, integrated presence in the cloud,

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Covisint Names Three New, Independent Members to Its Board of Directors
January 16, 2014

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Doug Kuiper, doug.kuiper@covisint.com, 313.227.2764
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